Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Dragon Victory International Limited

We hereby consent to the incorporation by reference our report dated August 2, 2021 in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (No. 333-255251), relating to the audit of the consolidated balance sheets of Dragon Victory International Limited (the “Company”) as of March 31, 2021 and 2020, and the related consolidated statements of income (loss) and comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2021, which appears in the Form 20-F filed by the Company with the U.S. Securities Exchange Commission on August 2, 2021.

We also consent to the Company’s reference to WWC, P.C., Certified Public Accountants, as experts in accounting and auditing.

/s/ WWC, P.C.

WWC, P.C.
Certified Public Accountants

San Mateo, California

November 19, 2021